Exhibit 99.1

Veritiv Announces Record Fourth

Quarter and Full Year 2021 Net Income, EPS, Adjusted EBITDA, and Adjusted EBITDA Margin; and a $200 Million Share Repurchase Program

Fourth Quarter Financial Highlights

•	Net Income and Diluted EPS of $56.9 Million and $3.67, respectively
•	Adjusted EBITDA and Adjusted EBITDA Margin[1] of $115.9 Million and 6.2%, respectively
•	Net Leverage Ratio of 1.1x

Full Year 2021 Financial Highlights

•	Net Income and Diluted EPS of $144.6 Million and $9.01, respectively
•	Adjusted EBITDA and Adjusted EBITDA Margin[1] of $342.6 Million and 5.0%, respectively

ATLANTA (March 1, 2022) – Veritiv Corporation (NYSE: VRTV), a full-service provider of business-to-business products, services and solutions, today announced financial results for the fourth quarter and full year ended December 31, 2021.

“Strong Packaging sales growth and operational improvements across the enterprise drove our best earnings and Adjusted EBITDA margin performance of any quarter on record. We reported Adjusted EBITDA margin of 5% for the full year and 6.2% for the fourth quarter, marking our eighth consecutive quarter of year-over-year improvement,” said Sal Abbate, Chief Executive Officer. “Efficient pass through of market price increases and above-market volume drove our third consecutive quarter of double-digit sales growth. Our global sourcing capabilities and internally-managed supply chain were key differentiators in a market that continued to be impacted by constrained supply and logistics challenges. We remained disciplined in our execution of price changes and cost management, which drove margin stability despite a highly inflationary environment. As we look forward to 2022, we will continue to invest in Packaging growth by building on our industry-leading capabilities and enhancing how we serve our customers.”

For the three months ended December 31, 2021, compared to the three months ended December 31, 2020:

•	Net sales were $1.9 billion, an increase of 13.5% from the prior year.
•	Net income was $56.9 million, compared to $32.0 million in the prior year. Net restructuring charges were $3.4 million, compared to $11.8 million in the prior year.
•	Basic and diluted earnings per share were $3.90 and $3.67, respectively, compared to $2.01 and $1.90, respectively in the prior year.
•	Adjusted EBITDA was $115.9 million, an increase of 87.8% from the prior year.
•	Adjusted EBITDA as a percentage of net sales was 6.2%, an increase of 240 basis points from the prior year.

1Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net sales.

For the year ended December 31, 2021, compared to the year ended December 31, 2020:

•	Net sales were $6.9 billion, an increase of 8.0% from the prior year.
•	Net income was $144.6 million, compared to $34.2 million in the prior year. Net restructuring charges were $15.4 million, compared to $52.2 million in the prior year.
•	Basic and diluted earnings per share were $9.50 and $9.01, respectively, compared to $2.14 and $2.08, respectively, in the prior year.
•	Adjusted EBITDA was $342.6 million, an increase of 82.6% from the prior year.
•	Adjusted EBITDA as a percentage of net sales was 5.0%, an increase of 200 basis points from the prior year.

For the three months ended December 31, 2021, net cash provided by operating activities was $63.1 million and free cash flow was $56.8 million. For the year ended December 31, 2021, net cash provided by operating activities was $154.7 million and free cash flow was $134.3 million.

“Our fourth quarter earnings performance drove a further reduction in our net leverage ratio to 1.1x," said Steve Smith, Chief Financial Officer. "Our record-low net leverage provides additional optionality to execute on both strategic and financial capital objectives to enhance value for shareholders."

2022 Guidance

The Company expects supplier-driven price increases to continue during the first half of 2022. Customer demand is expected to taper slightly in the second half of the year which we believe will drive more modest volume growth in our Packaging segment compared to prior year. For all segments, we expect full year 2022 Adjusted EBITDA margins to remain at prior year levels, or to improve slightly, due to continued cost and price discipline and ongoing initiatives to mitigate the impacts of inflation.

Given these factors, the Company expects full year 2022 net income to be in the range of $210 to $250 million. Diluted earnings per share is estimated to be in the range of $13.50 to $16.25, based on an estimated 15.5 million fully diluted shares outstanding. Adjusted EBITDA is expected to be in the range of $395 to $435 million. Net cash provided by operating activities and free cash flow are expected to be approximately $235 million and $200 million, respectively. Capital expenditures are estimated to be approximately $35 million.

Share Repurchase Program

The Company also announced today that the Board of Directors has approved a $200 million share repurchase program. Under the share repurchase authorization, the Company may, from time to time, purchase shares of its common stock through open market transactions, privately negotiated transactions, forward, derivative, or accelerated repurchase transactions, tender offers or otherwise, including Rule 10b5-1 trading plans, in accordance with all applicable securities laws and regulations. The timing and method of any repurchases, which will depend on a variety of factors, including market conditions, are subject to results of operations, financial conditions, cash requirements and other factors. This authorization may be suspended, terminated, increased or decreased by the Board at any time.

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Veritiv Corporation will host a conference call and webcast today, March 1, 2022, at 9 a.m. (ET) to discuss its fourth quarter and full year financial results. To participate, callers within the United States (U.S.) and Canada can dial (833) 968-2031, and international callers can dial (236) 714-2130, both using conference ID number 7797766. Interested parties can also listen online at ir.veritivcorp.com. A replay of the call and webcast will be available online for a limited period of time at ir.veritivcorp.com shortly after the webcast is completed.

Important information regarding U.S. generally accepted accounting principles ("U.S. GAAP") and related reconciliations of non-GAAP financial measures to the most comparable U.S. GAAP measures can be found in the schedules to this press release, which should be thoroughly reviewed.

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta and a Fortune 500® company, is a full-service provider of packaging, JanSan and hygiene products, services and solutions. Additionally, Veritiv provides print and publishing products, and logistics and supply chain management solutions. Serving customers in a wide range of industries both in North America and globally, Veritiv has distribution centers throughout the U.S., Canada and Mexico, and team members around the world helping shape the success of its customers. For more information about Veritiv and its business segments visit www.veritivcorp.com.

Safe Harbor Provision

Certain statements contained in this press release regarding Veritiv Corporation’s (the "Company") future operating results, performance, business plans, prospects, guidance, statements related to the impact of COVID-19 and any other statements not constituting historical fact are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "continue," "intend," "should," "will," "would," "planned," "estimated," "potential," "goal," "outlook," "may," "predicts," "could," or the negative of such terms, or other comparable expressions, have been used to identify such forward-looking statements. All forward-looking statements reflect only the Company’s current beliefs and assumptions with respect to future operating results, performance, business plans, prospects, guidance and other matters, and are based on information currently available to the Company. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause the Company’s actual operating results, performance, business plans, prospects or guidance to differ materially from those expressed in, or implied by, these statements.

Factors that could cause actual results to differ materially from current expectations include the risks and other factors described under "Risk Factors" and elsewhere in our Annual Report on Form 10-K and in the Company's other publicly available reports filed with the Securities and Exchange Commission ("SEC"). Such risks and other factors, which in some instances are beyond the Company's control, include: adverse impacts of the COVID-19 pandemic; the industry-wide decline in demand for paper and related products; increased competition from existing and non-traditional sources; procurement and other risks in obtaining packaging, facility products and paper from our suppliers for resale to our customers; changes in prices for raw materials; changes in trade policies and regulations; increases in the cost of fuel and third-party freight and the availability of third-party freight providers; the loss of any of our significant customers; inability to realize expected benefits of restructuring plans; adverse developments in general business and economic conditions that could impair our ability to use net operating loss carryforwards and other deferred tax assets; our ability to adequately protect our material intellectual property and other proprietary rights, or to defend successfully against intellectual property infringement claims by third parties; our ability to attract, train and retain highly qualified employees; our pension and health care costs and participation in multi-employer pension, health and welfare plans; the effects of work stoppages, union negotiations and labor disputes; our ability to generate sufficient cash to service our debt; increasing interest rates; our ability to refinance or restructure our debt on reasonable terms and conditions as might be necessary from time to time; our ability to comply with the covenants contained in our debt agreements; costs to comply with laws, rules and regulations, including environmental, health and safety laws, and to satisfy any liability or obligation imposed under such laws; changes in tax laws; adverse results from litigation, governmental investigations or audits, or tax-related proceedings or audits; regulatory changes and judicial rulings impacting our business; the impact of adverse developments in general business and economic conditions as well as conditions in the global capital and credit markets on demand for our products and services, our business including our international operations, and our customers; foreign currency fluctuations; inclement weather, widespread outbreak of an illness, anti-terrorism measures and other disruptions to our supply chain, distribution system and operations; our dependence on a variety of information technology and telecommunications systems and the Internet; our reliance on third-party vendors for various services; cybersecurity risks; and other events of which we are presently unaware or that we currently deem immaterial that may result in unexpected adverse operating results.

The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K. The Company’s Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the SEC may contain updates to the information included in this release.

Financial Statements

VERITIV CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$1,864.8	$1,642.3	$6,850.5	$6,345.6
Cost of products sold (exclusive of depreciation and amortization shown separately below)	1,458.7	1,311.4	5,417.9	5,040.2
Distribution expenses	110.4	105.9	419.3	429.8
Selling and administrative expenses	198.8	172.5	732.7	717.9
Depreciation and amortization	13.1	14.6	55.2	57.7
Restructuring charges, net	3.4	11.8	15.4	52.2
Operating income (loss)	80.4	26.1	210.0	47.8
Interest expense, net	3.8	5.4	17.2	25.1
Other (income) expense, net	(0.9)	(20.3)	(4.7)	(20.3)
Income (loss) before income taxes	77.5	41.0	197.5	43.0
Income tax expense (benefit)	20.6	9.0	52.9	8.8
Net income (loss)	$56.9	$32.0	$144.6	$34.2

Earnings (loss) per share:
Basic	$3.90	$2.01	$9.50	$2.14
Diluted	$3.67	$1.90	$9.01	$2.08

Weighted-average shares outstanding:
Basic	14.59	15.89	15.22	15.96
Diluted	15.51	16.80	16.05	16.48

VERITIV CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in millions, except par value)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$49.3	$120.6
Accounts receivable, less allowances of $34.4 and $41.6, respectively	1,011.2	849.5
Inventories	484.5	465.4
Other current assets	132.7	119.5
Total current assets	1,677.7	1,555.0
Property and equipment (net of accumulated depreciation and amortization of $332.4 and $375.9, respectively)	162.9	194.7
Goodwill	99.6	99.6
Other intangibles, net	42.7	47.4
Deferred income tax assets	47.1	60.0
Other non-current assets	408.4	378.3
Total assets	$2,438.4	$2,335.0
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$561.9	$471.9
Accrued payroll and benefits	110.0	80.6
Other accrued liabilities	185.7	182.2
Current portion of debt	16.0	14.7
Total current liabilities	873.6	749.4
Long-term debt, net of current portion	499.7	589.1
Defined benefit pension obligations	7.2	18.2
Other non-current liabilities	422.1	395.2
Total liabilities	1,802.6	1,751.9
Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.01 par value, 10.0 million shares authorized, none issued	—	—
Common stock, $0.01 par value, 100.0 million shares authorized; shares issued - 17.0 million and 16.6 million, respectively; shares outstanding - 14.6 million and 15.9 million, respectively	0.2	0.2
Additional paid-in capital	633.8	634.9
Accumulated earnings (deficit)	143.2	(1.4)
Accumulated other comprehensive loss	(24.3)	(33.5)
Treasury stock at cost - 2.4 million and 0.7 million shares, respectively	(117.1)	(17.1)
Total shareholders' equity	635.8	583.1
Total liabilities and shareholders' equity	$2,438.4	$2,335.0

VERITIV CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2021	2020
Operating activities
Net income (loss)	$144.6	$34.2
Depreciation and amortization	55.2	57.7
Amortization and write-off of deferred financing fees	1.5	2.1
Net losses (gains) on disposition of assets and sale of a business	(9.2)	(8.2)
Long-lived asset impairment charges	0.5	0.5
Provision for expected credit losses	4.7	12.4
Deferred income tax provision (benefit)	9.2	(1.8)
Stock-based compensation	7.4	17.7
Other non-cash items, net	9.8	(12.4)
Changes in operating assets and liabilities
Accounts receivable and related party receivable	(172.6)	56.5
Inventories	(22.1)	89.7
Other current assets	(9.3)	(3.2)
Accounts payable and related party payable	110.0	5.5
Accrued payroll and benefits	19.9	17.1
Other accrued liabilities	(1.3)	(1.0)
Other	6.4	22.4
Net cash provided by (used for) operating activities	154.7	289.2
Investing activities
Property and equipment additions	(20.4)	(23.6)
Proceeds from asset sales and sale of a business	16.1	18.3
Net cash provided by (used for) investing activities	(4.3)	(5.3)
Financing activities
Change in book overdrafts	(16.5)	(16.6)
Borrowings of long-term debt	5,734.4	5,566.0
Repayments of long-term debt	(5,814.5)	(5,719.2)
Payments under right-of-use finance leases	(13.8)	(13.0)
Deferred financing fees	(3.3)	(3.4)
Purchase of treasury stock	(100.0)	(3.5)
Payments under Tax Receivable Agreement	—	(12.3)
Impact of tax withholding on share-based compensation	(8.5)	(0.8)
Other	0.8	0.2
Net cash provided by (used for) financing activities	(221.4)	(202.6)
Effect of exchange rate changes on cash	(0.3)	1.3
Net change in cash and cash equivalents	(71.3)	82.6
Cash and cash equivalents at beginning of period	120.6	38.0
Cash and cash equivalents at end of period	$49.3	$120.6
Supplemental cash flow information
Cash paid for income taxes, net of refunds	$40.1	$7.8
Cash paid for interest	15.0	22.0
Non-cash investing and financing activities
Non-cash additions to property and equipment for right-of-use finance leases	$4.1	$14.8
Non-cash additions to other non-current assets for right-of-use operating leases	111.6	20.1

Non-GAAP Measures

We supplement our financial information prepared in accordance with U.S. GAAP with certain non-GAAP measures including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, restructuring charges, net, integration and acquisition expenses and other similar charges including any severance costs, costs associated with warehouse and office openings or closings, consolidation, and relocation and other business optimization expenses, stock-based compensation expense, changes in the LIFO reserve, non-restructuring asset impairment charges, non-restructuring severance charges, non-restructuring pension charges, net, fair value adjustments related to contingent liabilities assumed in mergers and acquisitions and certain other adjustments), free cash flow and other non-GAAP measures such as the Net Debt to Adjusted EBITDA ratio. We believe investors commonly use Adjusted EBITDA, free cash flow and these other non-GAAP measures as key financial metrics for valuing companies. In addition, the credit agreement governing our Asset-Based Lending Facility (the "ABL Facility") permits us to exclude the foregoing and other charges in calculating "Consolidated EBITDA", as defined in the ABL Facility.

Adjusted EBITDA, free cash flow and these other non-GAAP measures are not alternative measures of financial performance or liquidity under U.S. GAAP. Non-GAAP measures do not have definitions under U.S. GAAP and may be defined differently by, and not be comparable to, similarly titled measures used by other companies. As a result, we consider and evaluate non-GAAP measures in connection with a review of the most directly comparable measure calculated in accordance with U.S. GAAP. We caution investors not to place undue reliance on such non-GAAP measures and to consider them with the most directly comparable U.S. GAAP measures. Adjusted EBITDA, free cash flow and these other non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results as reported under U.S. GAAP. Please see the following tables for reconciliations of non-GAAP measures to the most comparable U.S. GAAP measures.

Table I
VERITIV CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
NET INCOME (LOSS) TO ADJUSTED EBITDA; ADJUSTED EBITDA MARGIN
(in millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$56.9	$32.0	$144.6	$34.2
Interest expense, net	3.8	5.4	17.2	25.1
Income tax expense (benefit)	20.6	9.0	52.9	8.8
Depreciation and amortization	13.1	14.6	55.2	57.7
EBITDA	94.4	61.0	269.9	125.8
Restructuring charges, net	3.4	11.8	15.4	52.2
Facility closure charges, including (gain) loss from asset disposition	1.1	1.7	0.1	(3.7)
Stock-based compensation	1.7	2.8	7.4	17.7
LIFO reserve (decrease) increase	12.4	3.1	43.6	(1.5)
Non-restructuring severance charges	2.3	0.9	7.8	4.1
Non-restructuring pension charges, net	0.5	—	0.5	7.2
Fair value adjustment on Tax Receivable Agreement contingent liability	—	(20.1)	—	(19.1)
Fair value adjustment on contingent consideration liability	—	—	—	1.0
Escheat audit contingent liability	—	(0.2)	—	(0.2)
Other	0.1	0.7	(2.1)	4.1
Adjusted EBITDA	$115.9	$61.7	$342.6	$187.6

Net sales	$1,864.8	$1,642.3	$6,850.5	$6,345.6
Adjusted EBITDA as a % of net sales	6.2%	3.8%	5.0%	3.0%

Table I.a.
VERITIV CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
NET INCOME (LOSS) TO ADJUSTED EBITDA GUIDANCE
(in millions, unaudited)

	Forecast for Year Ending December 31, 2022
	Low	High
Net income (loss)	$210	$250
Interest expense, net	15	15
Income tax expense (benefit)	80	90
Depreciation and amortization	50	50
Other reconciling items	40	30
Adjusted EBITDA	$395	$435

Table II
VERITIV CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW
(in millions, unaudited)

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
Net cash provided by (used for) operating activities	$63.1	$154.7
Less: Capital expenditures	(6.3)	(20.4)
Free cash flow	$56.8	$134.3

Table II.a
VERITIV CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW GUIDANCE
(in millions, unaudited)

Forecast for Year Ending December 31, 2022
Net cash provided by (used for) operating activities	approximately $235
Less: Capital expenditures	(35)
Free cash flow	approximately $200

Table III
VERITIV CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
NET DEBT TO ADJUSTED EBITDA
(in millions, unaudited)

December 31, 2021
Amount drawn on ABL Facility	$440.8
Less: Cash and cash equivalents	(49.3)
Net debt	$391.5

Last Twelve Months Adjusted EBITDA	$342.6

Net debt to Adjusted EBITDA	1.1x

Last Twelve Months
December 31, 2021
Net income (loss)	$144.6
Interest expense, net	17.2
Income tax expense (benefit)	52.9
Depreciation and amortization	55.2
EBITDA	269.9
Restructuring charges, net	15.4
Facility closure charges, including (gain) loss from asset disposition	0.1
Stock-based compensation	7.4
LIFO reserve (decrease) increase	43.6
Non-restructuring severance charges	7.8
Non-restructuring pension charges, net	0.5
Other	(2.1)
Adjusted EBITDA	$342.6

Veritiv Contacts:

Investors: Scott Palfreeman, 844-845-2136             Media: Kristie Madara, 770-391-8471